                                SCHEDULE 13G/A
                                (RULE 13d-102)

   Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
      (c), and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           THE LAMSON & SESSIONS CO.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   513696104
--------------------------------------------------------------------------------
                                (CUSIP Number)


--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ X ]  Rule 13d-1(b)
    [   ]  Rule 13d-1(c)
    [   ]  Rule 13d-1(d)


---------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 513696104               13G/A                      PAGE 2 OF 6 PAGES

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  INVESCO INSTITUTIONAL (NA), INC.
                  58-1707262
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             0
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
             IA
          ---------------------------------------------------------------------
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CUSIP No. 513696104                   13G                      Page 3 of 6 Pages

Item 1(a).        Name of Issuer:

                  THE LAMSON & SESSIONS CO.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  25701 Science Park Drive
                  Cleveland, OH 44122-7313

Item 2(a).        Name of Person Filing:

                  Invesco Institutional (N.A.), Inc.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  1360 Peachtree Street
                  Atlanta, GA 30309

Item 2(c).        Citizenship:

                  Delaware

Item 2(d).        Title of Class of Securities:

                  COMMON STOCK

Item 2(e).        CUSIP Number:

                  513696104

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [ ]      Broker or dealer registered under Section 15 of the Act.

     (b) [ ]      Bank as defined in Section 3(a)(6) of the Act.

     (c) [ ]      Insurance Company as defined in Section 3(a)(19) of the Act.
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CUSIP No. 513696104                   13G                      Page 4 of 6 Pages

       (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

       (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G); see item 7;

       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c), check this box [ ]

Item 4.    Ownership.
           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
           Item 1.

           (a) Amount beneficially owned: Invesco, in its capacity as investment adviser, may be deemed to beneficially own
                  0 shares of the Issuer which are held of record by clients of Invesco.

           (b)    Percent of class: 0

           (c)    Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote            0
                  (ii)     Shared power to vote or to direct the vote          0
                  (iii)    Sole power to dispose or to direct the
                           disposition of                                      0
                  (iv)     Shared power to dispose or to direct the
                           disposition of                                      0



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CUSIP No. 513696104                   13G                      Page 5 of 6 Pages

Item 5.           Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

                  [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  None

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. This schedule is not being filed Pursuant to Rule 13d-1(b)(1)(ii)(J) or Rule 13d-1(d).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

(a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the

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CUSIP No. 513696104                   13G                      Page 6 of 6 Pages

         effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 /s/ Luis A. Aguilar
                                        ---------------------------------------
                                                      (Signature)

                                            Luis A. Aguilar, General Counsel
                                        ---------------------------------------
                                                    (Name and Title)

                                                      May 17, 2002
                                        ---------------------------------------
                                                         (Date)

*Signed pursuant to a Power of Attorney dated January 15, 1997 and filed with the SEC on January 24, 1997.